Exhibit 99.4(a)

FLEXIBLE PREMIUM DEFERRED

FIXED AND VARIABLE ANNUITY

Non-Participating

THIS CONTRACT (Contract) creates a legal agreement between Integrity Life Insurance Company (Company, we or us) and the Owner (you or your).  The amount(s) that you contribute to this Contract and that we accept are your Contributions.  We have issued this Contract to you in consideration of your first Contribution.  As the purchaser of the Contract, you are its Owner and Annuitant, unless we accept a different arrangement that you have requested.

PLEASE READ YOUR CONTRACT CAREFULLY.  DURING A 10-DAY RIGHT TO CANCEL PERIOD, YOU MAY CANCEL THIS CONTRACT.   If you are not satisfied, simply return the Contract to us or the agent who sold it, within 10 days of receipt.  We will promptly return all Contributions allocated to Fixed Account(s), if any, and Variable Account(s) (adjusted for net investment performance and applicable Daily Charges), if any.

The provisions of this Contract provide for an Account Value, a Death Benefit and an Annuity Benefit.  Before the Maximum Retirement Date, this Contract may be annuitized at any time.

THE VARIABLE ACCOUNTS ARE BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT.  SUCH VARIABLE ACCOUNTS MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN THE CONTRACT AND ARE NOT GUARANTEED AS TO AMOUNT.

CERTAIN FIXED ACCOUNTS AVAILABLE UNDER THIS CONTRACT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT IF TRANSFERRED, WITHDRAWN OR ANNUITIZED DURING THE GUARANTEE PERIOD.  THE MARKET VALUE ADJUSTMENT MAY BE POSITIVE OR NEGATIVE AND MAY INCREASE OR DECREASE THE GUARANTEE RATE OPTION VALUE.  HOWEVER, IN NO EVENT WILL THE GUARANTEE RATE OPTION VALUE FALL BELOW THE MARKET VALUE ADJUSTMENT FLOOR.

WE WANT TO HEAR FROM YOU.  If you have questions, complaints, or need any help with your Contract, please write to us at {COADD1} {COADD2} {COADD3} or {COBOX1} {COBOX2} {COBOX3} or call us at {COPHONE} (Processing Office).  All requested changes to your Contract shall be made in writing in a format and content acceptable to us.  A signature guarantee may be required for your protection (Written Request or Written Notice).

INTEGRITY LIFE INSURANCE COMPANY

Jill T. McGruder, President	Edward J. Babbitt, Secretary

All capitalized terms are defined on your Schedule Page or elsewhere in this Contract.
INT 06-04	(07/31/06)

AVAILABLE ACCOUNTS

Available Account(s) offered on the Contract Date are listed on your Schedule Page and may be offered as a combination of the following types of Accounts:

Separate Accounts: Separate Accounts are segregated asset accounts which we may divide into one or more subaccounts (Separate Account). We established our Separate Accounts and maintain them under the laws of our domicile state.  We segregate our Fixed and Variable Account assets by utilizing a non-unitized and unitized separate account strategy as described below.

Unitized Separate Account:   Realized and unrealized gains and losses from the assets of our unitized Separate Account are credited to or charged against it without regard to our other income, gains, or losses.  Assets are placed in our unitized Separate Account to support the Variable Accounts of the Contract.  Assets may be placed in our unitized Separate Account for other purposes, but not to support certificates, contracts, policies or other agreements which are not variable in form.

The assets of our unitized Separate Account are our property.  The portion of its assets equal to the reserves and other Contract liabilities will not be chargeable with liabilities arising out of any other business we conduct.  We may transfer assets of a Variable Account Subaccount or Portfolio in excess of the reserves and other liabilities to another Variable Account Subaccount or Portfolio or to our General Account.

Non-unitized Separate Account:  Assets supporting amounts allocated to the Fixed Account are held and invested by us in a non-unitized Separate Account.  We may also hold in such Separate Account amounts allocated to other contracts issued by us that have market value adjustment formulas.  We are required to maintain in the non-unitized Separate Account assets sufficient to meet the reserve requirements for this Contract and will transfer assets to the non-unitized Separate Account from our General Account if necessary to meet this requirement.

The assets of the non-unitized Separate Account are our property.  The portion of such assets equal to the reserves and other liabilities with respect to the Contract and other contracts for which assets are held in such non-unitized Separate Account will not be chargeable with liabilities arising out of any other business we conduct.  We may transfer assets of the non-unitized Separate Account in excess of the reserves and other liabilities with respect to a GRO Guarantee Period to another GRO Guarantee Period or to our General Account.

General Account: The General Account is the account which contains all of the Company’s assets other than those held in Separate Accounts (General Account).

Variable Accounts:  Variable Accounts, which may be available on the Contract Date, are unitized subaccounts (Subaccounts) and invest in designated portfolios (Portfolios).  Each Subaccount will invest only in a single Portfolio.  The investment performance of each Subaccount is linked directly to the investment experience of the underlying Portfolio which may be positive or negative.

Fixed Accounts:  Fixed Accounts, which may be available on the Contract Date, are offered as: (i) nonunitized Separate Accounts or General Account Options; (ii) Interest Option(s) with different Guarantee Periods; and (iii) with or without a Market Value Adjustment.

Rights Reserved by the Company:  Except as otherwise set out in this Contract, subject to required approvals by federal and state authorities and to all Company administrative rules which are lawful, nondiscriminatory and consistent with this Contract, we reserve the right to:  (i) deregister a Separate Account under the Investment Company Act of 1940; (ii) combine any two or more Separate Accounts; (iii) operate a Separate Account as a management investment company or any other form permitted by law; (iv) add, substitute, combine or delete General Account(s) and Separate Account(s) Options;  (v) to add, change or completely delete a Separate Account.

ACCOUNT VALUE

Account Value:  The term Account Value shall mean (i) your Contributions made and allocated to any Variable or Fixed Accounts, less (ii) Previous Partial Withdrawals and Previous Transfers, adjusted for (iii) credited interest to the Fixed Accounts or the net investment experience credited or deducted from the Variable Accounts, less (iv) the Administration and any Optional Death Benefit Charges (Continuous Charges).

The term Contract Account Value may be used when referring to your entire value in the Contract and means the sum of your Fixed and Variable Accounts.  We may also use the term Fixed Account Value(s) when referring to your value(s) in the Fixed Accounts or Variable Account Value(s) when referring to your value(s) in the Variable Accounts.

The terms Previous Partial Withdrawals and Previous Transfers means the Contract Account Value already reflects previous withdrawals and transfers which include associated (i) Market Value Adjustment, (ii) Taxes, if applicable, and (iii) Transaction Charges which were deducted as a part of the transaction.  Transaction Charges include Transfer, Withdrawal, and Pro-Rata Administration Charges and are shown on the Schedule Page.

The Adjusted Account Value is the Contract Account Value adjusted in accordance with the Market Value Adjustment Formula set forth on the Schedule Page.

The Surrender Value is an amount equal to the Adjusted Account Value less the deduction of Company Charges and applicable Taxes.

Contributions: You determine, using whole percentages, what portion of your initial Contribution will be allocated among the Available Accounts offered on the Contract Date. You may choose to allocate nothing to a particular Available Account. We are under no obligation to accept any initial Contribution of less than $1,000 or any additional Contribution of less than $100.  We may modify such amounts on a nondiscriminatory basis and, in the case of an additional Contribution, we will provide you with written notice of such change.  You may make an additional Contribution to the Available Account(s) at any time, subject to the terms, restrictions and conditions set out below.

Additional Contributions shall be allocated on the Business Day received and in the same fashion as the initial Contribution unless a request to change an allocation has been received at our Processing Office.  Such change shall be subject to our administrative rules in effect at the time such request is made.  No additional Contributions are required to keep this Contract in force except to the extent your Account Value falls below the Minimum Account Value.

We may refuse to accept a Contribution on a nondiscriminatory basis in the following circumstances:

1.     The initial Contribution exceeds $1,000,000, and the Primary Annuitant’s attained age at the time the Contribution was received by our Processing Office is 75 or less.

2.     The initial Contribution exceeds $250,000, and the Primary Annuitant’s current age last birthday is 76 - 90.

3.     An additional Contribution will cause total Contributions to exceed the amounts restricted under Paragraph 1 or 2 above, or if acceptance of such Contribution would cause the total Contributions to exceed these amounts.

4.     The Primary Annuitant’s current age last birthday is within ten (10) years before the Maximum Retirement Date.

5.     We previously discontinued accepting additional Contributions into a Variable or Fixed Account and provided you with a thirty (30) day advance notice of our intention.

6.     The additional Contribution did not meet our $100 minimum additional Contribution amount.

7.     The additional Contribution did not meet our Variable or Fixed Account minimum additional Contribution amount as we may determine per Fixed Account Guarantee Period, or Variable Account Subaccount or Portfolio. We will provide you with a thirty (30) day advance notice of our intention to apply a minimum Additional Contribution amount, which will include the minimum amount and the Fixed or Variable Account affected by the restriction.

For purposes of this Contract, a Contract Year means each consecutive twelve (12) month period.  The first Contract Year begins on the Contract Date.  Each subsequent Contract Year begins on a Contract Anniversary.  Contract Anniversary means any Contract Date anniversary.  Contract Date means the date from which we measure the Contract Anniversaries.  The Contract Date is shown on the Schedule Page and refers to the date we receive your Contribution and apply it according to your instructions.

Investment Experience:  Amounts allocated, transferred or added to the Variable Accounts are used to purchase Accumulation Units of a Subaccount. The Accumulation Unit is a unit used in determining the value of your interest in a Subaccount on or before the Maximum Retirement Date.  Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn.

At the end of each Company business day, we adjust Variable Account Values to reflect the net investment results in such Accounts on a per unit basis (Unit Value).  Business Day shall mean any day that the New York Stock Exchange is open for business.  Unit Values are calculated by multiplying the Unit Value of the particular Subaccount on the preceding Business Day by the net investment factor for that Subaccount relative to the Business Day then ended.

The net investment factor is a factor applied to a Subaccount that reflects daily changes in the value of the Subaccount due to (i) an increase or decrease in the value of the Subaccount due to net investment result; (ii) Daily Mortality and Expense Charge; and (iii) the Annual Administration Charge (Net Investment Factor).  The Variable Account Value on each Business Day is then determined by multiplying the number of units in that Account by the Unit Values on that Business Day.

Guarantee Periods:  A Guarantee Period is a period of time elected under a Fixed Account during which an amount is to be credited with a Guaranteed Interest Rate.  Guarantee Periods offered under the Fixed Accounts may be from one (1) year or less to ten (10) years and may change from time to time.  Guarantee Periods initially offered are shown on the Schedule Page. We have the right to change, delete or add Guarantee Periods.  We will provide you with written notice of any changes made.

Renewals:  Before the end of any Guarantee Period, we will declare Guaranteed Interest Rate(s), additional interest and Guarantee Periods for all Fixed Accounts offered at that time (Renewal Guarantee Period(s)).  We will notify you  in advance of the Renewal Guarantee Periods and withdrawal options available at the end of the Guarantee Period.  Unless you have elected otherwise, we will then allocate your existing Guarantee Period Value(s) to the applicable Fixed Account Option(s) that we have designated on the Schedule Page for that purpose (Default Renewal Option(s)).  Such Default Renewal Option(s) shall not extend past the Maximum Retirement Date.

Guaranteed Interest Rate:  Interest is credited at an effective annual interest rate established by us for an Initial or Renewal Guarantee Period (Guaranteed Interest Rate).  We will declare a Guaranteed Interest Rate with respect to each Contribution allocated, or Account Value transferred, to a Fixed Account.  Unless otherwise stated on your Schedule Page, the Guaranteed Interest Rate shall apply for the entire Guarantee Period. Each new Contribution made, or designated Account Value allocated, to a Fixed Account creates a new Guarantee Period in your Contract.  Each new Guarantee Period may receive a new Guaranteed Interest Rate.

We credit interest to your Fixed Account Value at the end of each Contract Year, but if any of the following events occur during a Contract Year, we will credit a pro rated interest amount to your Fixed Account Value at that time: (i) transfer out of a Fixed Account, (ii) Partial Withdrawal from a Fixed Account, (iii) annuitization at a time when part of your Contract Account Value is allocated to a Fixed Account, (iv) Full Withdrawal of your Fixed Account Value, or (v) payment of a Death Benefit at a time when part of your Contract Value is allocated to a Fixed Account. We reserve the right to declare and credit additional interest based on Contribution, Initial or Renewal Guarantee Periods, Contract Account Value, withdrawal dates, economic conditions or on any other lawful basis.

Guaranteed Minimum Interest Rate:  The Guaranteed Minimum Interest Rate is the lowest Guaranteed Interest Rate we will declare for a Renewal Guarantee Period at any time while this Contract is in effect.  The Guaranteed Minimum Interest Rate is disclosed on your Schedule Page and is guaranteed for the life of the Contract.

Minimum Account Value:  At any time before the Maximum Retirement Date, if the Account Value is ever less than the Minimum Account Value specified on your Schedule Page and no additional Contribution has been received for two (2) Contract Years, we reserve the right to terminate the Contract and pay the Owner the Account Value at the time of termination.  You will be notified sixty (60) days in advance if your Account Value is below the minimum.

Premium Tax:  A regulatory tax may be assessed on the Company by your state on your Contributions to this Contract (Taxes).  This tax will be deducted from your Contributions when received, or upon Full or Partial Withdrawal, the payment of an Annuity Benefit or the payment of a Death Benefit.

Contract Minimum Guarantee:  Your Minimum Guarantee for Full and Partial Withdrawals, Death Benefits and Annuity Benefits available under this Contract will not be less than the minimum guarantee required by any statute of the state in which the Contract is delivered.  Fixed Accounts may carry a higher Minimum Guarantee which shall be described on your Schedule Page.

Company Charges:  Company Charges are the charges disclosed on your Schedule Page as Transaction Charges or Continuous Charges or as may be added or removed by rider or later changed by endorsement to this Contract.  Additional Company Charges will not be added unless the Owner has selected in writing an additional benefit available by rider.

Maximum Company Charges:  Company Charges or Market Value Adjustment will never exceed any legal limits in the state where the Contract is delivered.  Company Charges may be waived or reduced uniformly on all contracts issued under certain plans or arrangements which are expected to result in administrative cost savings.  We may waive any Company Charges attributable to Contracts received during specific periods of time and under conditions and limitations set by the Company.

TRANSFERS AND WITHDRAWALS

Transfers: You may make transfers among the Available Account(s) at any time, subject to the terms, restrictions and conditions set out below or shown on the Schedule Page.  Transfers may be made by any method acceptable to us.  The amount transferred must be at least $250 or, if less, the entire Account Value.  We reserve the right from time to time to increase the minimum amount to an amount not to exceed $1,000.

We have the right to impose a transfer charge as specified on your Schedule Page.  We allow a certain number of free transfers each Contract Year which will not incur a transfer charge.  The number of free transfers allowed is specified on your Schedule Page.  Additionally, the transfer charge is waived in the event the transfer is made automatically pursuant to an administrative program then in effect.  Transfer requests submitted for multiple contracts will be processed no later than the next Business Day after our Processing Office receives the requests.

We may modify or amend our transfer restrictions at any time.  The transfer restrictions do not apply in the event the transfer is made automatically pursuant to an administrative program then in effect.  Additionally, we may modify our transfer procedures at any time if we determine that the right to transfer may cause a disadvantage to other Owners of the same class or would unfairly discriminate.  Such modifications may be applied to transfers to or from some or all of the Available Accounts and may include the requirement of a minimum time period between each transfer, or limiting the Account Value that may be transferred between the Available Accounts at any one time. We will provide you thirty (30) days advance written notice, if we no longer accept transfers into any Fixed Account or specific Guarantee Period, or if we no longer accept transfers into any Subaccount.

Withdrawals:  You may make a withdrawal from your Contract Account Value at any time before the Maximum Retirement Date subject to the terms, restrictions and conditions set out below or as specified on the Schedule Page.  You may not make a withdrawal after the Maximum Retirement Date.  By Written Request, you may elect to have the Surrender paid in a lump sum, or you may elect any available Annuity Benefit.  The types of withdrawals available under your Contract are defined below.

Free Withdrawal:

The Free Withdrawal means a percentage of your Contract Account Value that is available for withdrawal without incurring a Transaction Charge or Market Value Adjustment (Free Withdrawal Percentage). The Free Withdrawal Percentage and method of calculation are shown on your Schedule Page.

Excess Withdrawal:	Partial Withdrawals from the Contract Account Value, in excess of Free Withdrawal, adjusted for associated Market Value Adjustment, Transaction Charges and Taxes, if applicable.

Partial Withdrawal:

The total amount requested from the Contract Account Value adjusted for associated Market Value Adjustment, Transaction Charges and Taxes, if applicable. As a result, the amount received is the amount requested. All Partial Withdrawals are processed on a first-in first-out basis, with the oldest Contribution withdrawn first.

The minimum Partial Withdrawal is $300 and may be changed from time to time at our discretion. Partial Withdrawals will also reduce any Death Benefit payable under the terms of your Contract.

Systematic Withdrawals:

Pre-authorized scheduled Periodic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. In the event the Owner fails to select the frequency, we reserve the right to automatically default to monthly.

We currently offer three (3) types of Systematic Withdrawals:

	(A)	a fixed dollar amount determined by you;
	(B)	an annual percentage of Contract Account Value determined by you; or
	(C)	the annual Free Withdrawal.

The minimum Systematic Withdrawal currently is $100 and may be changed from time to time by providing you with prior written notice. You may terminate your participation in this administrative program upon prior Written Notice, and we reserve the right to discontinue offering such administrative program upon sending you prior Written Notice.

Full Withdrawal:	Entire Contract Account Value is requested by the Owner to terminate the Contract for the Surrender Value.

Withdrawal Charge
And Market Value
Adjustment Waivers:	We may waive Withdrawal Charges and Market Value Adjustment (both upward and downward) under certain circumstances as defined on your Schedule Page.

Delay of Payments:  Generally, requests for a Full or Partial Withdrawal or transfer will be processed within seven days after receipt in a form satisfactory to us.  We may delay payments or transfers from the Variable Accounts under certain circumstances.  These include:

1)	a closing of the New York Stock Exchange other than on a regular holiday or weekend;
2)	a trading restriction by the Securities and Exchange Commission (SEC);
3)	an emergency declared by the SEC; or
4)	when required to withhold the payment by any other applicable law or regulation.

We may delay payments or transfers from the Fixed Accounts, or payments from our General Account, for up to six months after the requested effective date of the transaction.  If required, we will obtain state approval in advance of delaying any payment.

OWNERSHIP AND DEATH BENEFIT

Owner:  The Annuitant is the Owner unless we have accepted another designated Owner.  During the Annuitant’s lifetime, all rights and privileges under this Contract may be exercised solely by the Owner, including the election of a Death Benefit payout option.  During an Annuitant’s lifetime and before the Maximum Retirement Date, we do not allow the Owner to change any Annuitant unless we have given written authorization that such change is accepted.  From time to time, we may require proof that an Annuitant is still living.

Annuitant:  The Annuitant must be a natural person named in writing on the Contract Date (Primary Annuitant) on whose age and sex the Annuity Benefit and Death Benefit are based.

Contingent Annuitant:  If a Contingent Annuitant is named on the Contract Date, the Contingent Annuitant will succeed as the Primary Annuitant upon the Primary Annuitant’s death before the Maximum Retirement Date. In that event, the Contract remains in force, and the Contingent Annuitant becomes the Primary Annuitant.

Joint Owners:  If a Joint Owner is named, all rights and privileges under this Contract require the consent of both Owner and Joint Owner.  Unless otherwise stated, the term Owner in this Contract shall mean Owner and Joint Owner, and the date of death of the first Owner will be deemed to be the date of death for both.  In the event the first Owner names a Joint Owner, this will not generally prevent a taxable event to occur on the first Owner’s death (Primary Owner).

Annuitant’s Beneficiary:  The Annuitant’s Beneficiary is the person or persons named in writing, originally on the Contract Date or by amendment, to receive the Death Benefit payable upon the Annuitant’s death before the Maximum Retirement Date.  We may also refer to the Annuitant’s Beneficiary as the Annuitant’s Primary Beneficiary.  If you designate an Annuitant’s Contingent Beneficiary, that person or entity will become the Annuitant’s Primary Beneficiary if the named Annuitant’s Primary Beneficiary is not living at the time of the Annuitant’s death.

The Owner may change such Annuitant’s Beneficiary from time to time.  Any such change will be made by Written Notice in a form acceptable to us.  A change will take effect as of the time the Written Notice was signed, whether or not the Annuitant is living on the date of receipt at our designated Processing Office, but without further liability as to any payment or other settlement made by us before receipt of such change.

Unless otherwise specified in writing, originally on the Contract Date or by amendment, if you have named two or more persons as the Annuitant’s Beneficiary, the Annuitant’s Beneficiary will be the named person or persons who survive the Annuitant.  If more than one survives, they will share equally unless you have requested a different division of the Death Benefit among them.  Any amount payable to an Annuitant’s Beneficiary may be applied to an Annuity Benefit by the Annuitant’s Beneficiary, subject to our rules then in effect.  Notwithstanding the preceding sentence, if you elected an irrevocable form of Death Benefit with respect to any Annuitant’s Beneficiary named, payment will be made in accordance with such election.

Any part of a Death Benefit payable with respect to the Annuitant where no Annuitant’s Beneficiary is living at the death of the Annuitant will be payable in a Lump Sum to the Annuitant’s estate.  If a non-natural Annuitant’s Beneficiary is named, the Death Benefit will be paid in a Lump Sum to the non-natural Annuitant’s Beneficiary.

Owner’s Beneficiary:  The Owner’s Beneficiary is the person named in writing, originally on the Contract Date or by amendment, to exercise the rights of an Owner’s Beneficiary in the event the Owner dies before the Maximum Retirement Date.  We may also refer to the Owner’s Beneficiary as the Owner’s Primary Beneficiary.  If you designate a Contingent Owner’s Beneficiary, that person or entity will become the Owner’s Primary Beneficiary if the named Owner’s Primary Beneficiary is not living at the time of the Owner’s death.

If the sole Owner’s Beneficiary is the spouse of the Owner, we may refer to your spouse as the Spousal Beneficiary.  If the Owner’s Beneficiary is an individual other than the Owner’s spouse, we may refer to that individual as a Nonspousal Beneficiary.

Standard Death Benefit:  If the Annuitant dies before the Maximum Retirement Date, we will pay the Death Benefit to the Annuitant’s Beneficiary.  The method for calculating the Death Benefit is shown on the Death Benefit section of the Schedule Page.  We do not apply Withdrawal Charges or Market Value Adjustment to the Death Benefit, but other Transaction Charges may apply.

Optional Enhanced Death Benefit:  On the Contract Date, we may offer Optional Enhanced Death Benefits for an additional charge.  Each Optional Enhanced Death Benefit elected is described on the Schedule Page. Its cost can be found under the Company Charges section of the Schedule Page.

For purposes of this Contract, unless otherwise specifically stated, the Standard Death Benefit and Optional Enhanced Death Benefit shall collectively be referred to as the Death Benefit.

Effect of Partial Withdrawals on Death Benefit:  The reductions in Death Benefit for any Partial Withdrawals will be calculated on a pro rata basis with respect to Contract Account Value at the time of the Partial Withdrawal and include any associated Market Value Adjustment, Transaction Charges or Taxes, if applicable.

Example of a Pro Rata Reduction to the Death Benefit:

Death Benefit before Partial Withdrawal:	$100,000
Contract Account Value before Partial Withdrawal:	$80,000
Partial Withdrawal (50% of Contract Account Value*):	$40,000
New Contract Account Value:	$40,000
New Death Benefit (50% reduction):	$50,000

*includes Market Value Adjustment, Transaction Charges or Taxes, if applicable.

Owner-Death Distribution Rules - Generally:  This section is intended to satisfy the required provisions of Section 72(s) of the Internal Revenue Code (Owner-Death Distribution Rules).  Terms in this Contract that are similar to those found in the Code may be defined differently in this Contract.

Owner-Death Distributions Rules - Before the Maximum Retirement Date:  In the event that the Owner (or any Joint Owner) dies before the Maximum Retirement Date:

(1)           If the Owner is the Annuitant, and there is no living Contingent Annuitant,

we will pay the Death Benefit.  If a Death Benefit is applied to an Annuity Benefit, payments shall not be made over a period which extends beyond the life or the life expectancy of the Annuitant’s Beneficiary.  Different rules apply if the Annuitant’s Beneficiary is a Spousal Beneficiary.  If the Owner has elected an irrevocable form of Death Benefit with respect to any Annuitant’s Beneficiary named, the Death Benefit will be paid in accordance with such election.

If the Owner has elected an irrevocable form of Death Benefit with respect to any Annuitant’s Beneficiary named, the Death Benefit will be paid in accordance with such election.

(2)           If the Owner is not the Annuitant; or

(3)           the Owner is the Annuitant and there is a living Contingent Annuitant;

the Owner’s Primary Beneficiary, if any, will, if alive at the time of the Owner’s death, succeed as the Owner. The Surrender Value, not the Death Benefit, which is payable only upon the death of the Annuitant, must be distributed in one of the following options:

(A)          5-Year Distribution.  The Surrender Value shall be distributed no later than December 31 of the calendar year containing the fifth anniversary of the Owner’s death, as (i) Partial Withdrawals, (ii) a Lump Sum (as defined in (C) below), or (iii) scheduled periodic withdrawals;

(B)           Irrevocable Income Payout Options.  By December 31 of the year after the Owner’s death, the Surrender Value shall begin to be distributed as (i) a Life Annuity, or (ii) Systematic Withdrawals paid at least annually for a period not longer than the life or the life expectancy of the Owner’s Beneficiary; or

(C)          Lump Sum. A Lump Sum distribution shall mean the same as a Full Withdrawal as defined previously in this Contract.  We will automatically pay a Lump Sum benefit to the Owner’s Beneficiary if we have not received an election by the fifth (5th) anniversary of the Owner’s death.  Subject to our rules at the time of payment, the Owner’s Beneficiary may elect to apply the Lump Sum to a new nonqualified annuity contract to be owned by the Owner’s Beneficiary.

The term Life Annuity means an annuity providing fixed monthly payments during the Annuitant’s lifetime.  The payments commence on the date as of which the Life Annuity is purchased and terminate with the last payment due before the Annuitant’s death.

(4)           If (2) and (3) above are applicable and the Owner’s Beneficiary is a Spousal Beneficiary,

then the Spousal Beneficiary may choose to continue the Contract as the new Owner.  Alternatively, Options (A), (B) and (C) above are available for the Spousal Beneficiary’s election to distribute the Surrender Value.  If the Contract is continued, the Spousal Beneficiary may exercise all rights and privileges allowed by this Contract.  Company Charges and Market Value Adjustment will continue as applicable under the Contract terms.

(5)           If (2) and (3) are applicable, and the Owner’s Beneficiary is not alive or no Owner’s Beneficiary has been named,

then the Surrender Value is paid to the Owner’s estate.  In this case, only Option (A) or (C) above is available.  The Irrevocable Income Payout Option is not available in this situation.

If the Annuitant dies after the Owner, a Death Benefit shall be payable to the Annuitant’s Beneficiary.  If an Owner distribution had commenced on account of the Owner predeceasing the Annuitant, we shall cease paying the distribution unless otherwise directed by the Annuitant’s Beneficiary.  In any event, if the Death Benefit is paid in the form of an Annuity Benefit, the annuity payments shall not be made over a period which extends beyond the life or the life expectancy of the Annuitant’s Beneficiary.

(6)           In the case of Joint Owners, the first death of one of the Joint Owners will be deemed to be the date of death for both Owner and Joint Owner.  In this situation, the Owner-Death Distribution Rules (1) through (5) apply.

Owner-Death Distribution Rules - Spousal Continuation:  Spousal Continuation means the Owner’s spouse may choose to continue the Contract in lieu of selecting payment of the Death Benefit in the event of the Owner’s death.  To accomplish Spousal Continuation, the Contract must be structured as follows:

(1)           Owner and Annuitant must be the same person;

(2)           the spouse must be named as the sole Owner’s and Annuitant’s Beneficiary;

(3)           no Contingent Annuitant is named; and

(4)           in the case of Joint Owners, the surviving spouse must be named as the Owner’s Beneficiary.

If the Owner’s Beneficiary is a Spousal Beneficiary and the conditions described above exist, the Spousal Beneficiary may choose Spousal Continuation.  The Contract continues in the name of the Spousal Beneficiary as both Owner and Annuitant.  The Spousal Beneficiary may exercise all rights and privileges allowed by this Contract, including the right to name a new Owner or Owner’s Beneficiary, and Annuitant’s Beneficiary who will receive the Death Benefit upon the continuing spouse’s death.  If a Spousal Beneficiary does not select Spousal Continuation, they will be treated as a Nonspousal Beneficiary.

Once Spousal Continuation is in effect, if the original Spousal Beneficiary remarries and designates the new spouse as the new Owner’s Beneficiary, the new spouse will be considered a Nonspousal Beneficiary for distribution purposes.  Spousal Continuation is processed when the required election form is received from the Spousal Beneficiary in accordance with our administrative rules then in effect.

Owner-Death Distribution Rules - Nonspousal Continuation:  Nonspousal Continuation means the Owner’s Nonspousal Beneficiary may choose to continue the Contract by electing the Death Benefit to be paid out as an Irrevocable Income Payout in lieu of a Lump Sum in the event of the Owner’s death.  To accomplish Nonspousal Continuation, the Contract must be structured as follows:

(1)           Owner and Annuitant must be the same person;

(2)           the Owner’s Nonspousal Beneficiary must be named as the Owner’s and Annuitant’s Beneficiary; and

(3)           no Contingent Annuitant is named.

If the Owner’s Beneficiary is a Spousal Beneficiary but does not qualify for or select Spousal Continuation, or the Owner’s Beneficiary is a Nonspousal Beneficiary and an Irrevocable Income Payout Option is elected in lieu of having the Death Benefit paid as a Lump Sum, the Contract continues in the Nonspousal Beneficiary’s name as Owner by reason of being your Owner’s Beneficiary.  The deceased Owner remains the Annuitant. The Irrevocable Income Payout Option is processed when the required election form is received from the Nonspousal Beneficiary in accordance with our administrative rules then in effect.

Unless you direct otherwise, if there is more than one Owner’s Beneficiary, each Beneficiary’s share will be separately accounted for, and the required election form must be received from each Beneficiary.  Additionally, we must receive due proof of death in accordance with our current administrative rules before the first election form received can be processed.  Once our processing requirements are satisfied for at least one of the Nonspousal Beneficiaries, we will distribute the Death Benefit into separate shares for each Nonspousal Beneficiary.  Until we receive and process the first election form, the Account Value remains in the allocations selected by the Owner.  If we have not received the election form from one or more of the Nonspousal Beneficiaries, their portion of the Death Benefit shall be held in our General Account and earn interest at the minimum rate required by law.

The Nonspousal Beneficiary will have the right to name a new Owner’s Beneficiary to receive any Remaining Interest in the Contract upon the Nonspousal Beneficiary’s death.  For purposes of this Contract, Remaining Interest shall mean the Contract Account Value as of the date we receive due proof of death of the Owner’s Beneficiary and an election form from the beneficiary designated by the Owner’s Beneficiary.  Remaining Interest must be distributed at least as rapidly as under the method of distribution originally selected by the Owner’s Beneficiary before the Owner’s death.  We will process the request from the designated beneficiary of the Owner’s Beneficiary’s when we receive due proof of death and the required election form in accordance with our administrative rules then in effect.

Owner-Death Distribution Rules - After the Maximum Retirement Date:  If the Owner dies after the Maximum Retirement Date and before the entire Annuity Benefit in the Contract has been distributed, the Annuity Benefit will be distributed at least as rapidly as under the method of distribution selected by the Owner before the Owner’s death.

Owner-Death Distribution Rules - Non-Natural Beneficiary: If a non-natural Owner’s Beneficiary is named who is not the Annuitant’s Beneficiary, the 5-Year Distribution is the sole settlement option available to the non-natural Owner’s Beneficiary to receive the Surrender Value payable.

Spousal Continuation Benefit:  If Spousal Continuation is elected (Continued Contract), we will calculate the Death Benefit (increased by any Optional Enhanced Death Benefits) on the Death Benefit Date.  The calculated Death Benefit will be the same amount that would have been payable to the Spousal Beneficiary if the Spousal Beneficiary had not elected Spousal Continuation.  The calculated Death Benefit will become the new Contract Account Value (Continuation Contribution). For tax purposes, any gain will be considered earnings.

The Continuation Contribution will be allocated in the same manner as prior to the Death Benefit Date, excluding the STO or any unavailable Variable Accounts.  The Continuation Date is the date we process the Continuation Contribution.

After the Continuation Date, the Spousal Beneficiary, as the new Owner and Annuitant (Continued Contract Owner), may exercise the same rights as the original Owner with the following exceptions:

(A)          The Continued Contract provides a Death Benefit payable upon the Continued Contract Owner’s death.  If available on the Continuation Date, Optional Enhanced Death Benefits must be re-elected on the required election form. We will apply the Continued Contract Owner’s attained age and our administrative rules in effect on the Death Benefit Date to determine if any Optional Enhanced Death Benefits are available for re-election and the associated charge that would apply.  We will treat the Continuation Contribution as the initial Contribution for any Death Benefit calculation made upon the Continued Contract Owner’s death.  For tax purposes, the original Owner’s cost basis will remain.

(B)           If the STO was available before the Continuation Date, the STO shall continue to be made available for additional Contributions after the Continuation Date.  The STO Account Value will be transferred in the same manner to other Variable and Fixed Accounts as prior to the Death Benefit Date.

After the Continuation Date, we reserve the right at any time to make changes to Continued Contracts.  We will notify the Continued Contract Owner of any changes made to the Continued Contract.  Such changes may include the following:

(A)          We may discontinue accepting or limit the amount of additional Contributions.

(B)           We may change, add or delete Guarantee Periods, Subaccounts and Portfolios offered under the Variable and Fixed Accounts available for election.

(C)           We may declare different interest rates associated with the Fixed Accounts.

(D)          We may discontinue offering administrative programs or change the terms thereof.

(E)           We may offer or discontinue optional benefits from time to time that may or may not incur an additional charge. If an additional charge is associated with such optional benefit, we will not add or deduct such charge unless the Continued Contract Owner has selected or terminated in writing the optional benefit available.

Unless otherwise waived as noted above, any Market Value Adjustment and other Company Charges, excluding Withdrawal Charges, applicable to the original Contract will also apply to the Continued Contract.  All other Contract benefits and features will be based on the Continued Contract Owner’s attained age on the Continuation Date as if the Spousal Beneficiary had purchased the Contract with the Continuation Contribution on the Continuation Date.

Nonspousal Continuation Benefit:  If Nonspousal Continuation is elected (Extended Contract), we will calculate the Death Benefit (increased by any Optional Enhanced Death Benefits) on the Death Benefit Date and apply that amount to the Irrevocable Income Payout Option selected on the required election form.  The calculated Death Benefit will be the same amount that would have been payable to the Nonspousal Beneficiary if the Nonspousal Beneficiary had not elected Nonspousal Continuation.  The calculated Death Benefit will become the new Contract Account Value (Extended Contribution).  For tax purposes, any gain will be considered earnings.

If the Irrevocable Income Payout Option is selected to be paid as scheduled periodic withdrawals, the Extended Contribution will be allocated to the Variable and Fixed Accounts (excluding the STO, if available before the Extension Date) in the same proportion as prior to the Death Benefit Date.  The Extension Date is the date we process the required election form in accordance with our administrative rules then in effect.  The Extension Date will become the new measuring date for Contract Years and Contract Anniversaries.

After the Extension Date, the Nonspousal Beneficiary as the new Owner (Extended Contract Owner), may exercise the Owner’s rights under the original Contract with the following exceptions:

(A)          No additional Death Benefit is paid at the Extended Contract Owner’s death. The Extended Contract Owner’s Beneficiary will have only the right to continue the Irrevocable Income Payout originally selected by the Extended Contract Owner or select a Lump Sum.

(B)           If the original contract was allocated to the STO before the Extension Date, the STO Account Value will be reallocated to the Variable and other available Fixed Accounts in the same proportion as it was being transferred prior to the Death Benefit Date.

(C)           No additional Contributions can be made.

After the Extension Date, we reserve the right at any time to make changes to Extended Contracts.  We will notify the Extended Contract Owner of any changes made to the Extended Contract.  Such changes may include the following:

(A)          We may change, add or delete Guarantee Periods, Subaccounts and Portfolios offered under the Variable and Fixed Accounts available for election.

(B)           We may declare different interest rates associated with the Fixed Accounts.

(C)           We may discontinue offering administrative programs or change the terms thereof.

(D)          We may waive applicable Company Charges or Market Value Adjustment (both upward and downward adjustment) associated with Full or Partial Withdrawals, transfers or both.

(E)           We may decrease the Daily Mortality and Expense Charge associated with the Variable Accounts.

(F)           We may offer or discontinue optional benefits from time to time that may or may not incur an additional charge.  If an additional charge is associated with such optional benefit, we will not add or deduct such charge unless the Extended Contract Owner has selected or terminated in writing the optional benefit available.

Any Market Value Adjustment and other Company Charges, excluding Withdrawal Charges, applicable to the original Contract will also apply to the Extended Contract.

ANNUITY BENEFIT

Annuity Benefit:  If the Annuitant lives to the Maximum Retirement Date, we guarantee monthly annuity payments for the Annuitant’s lifetime with a minimum of 10 years payments (Fixed Annuity Payment Option).  The amount of each payment is based on your last Adjusted Account Value and all other Contract terms, using the Annuity Payout Interest Rate and the Mortality Table shown on your Schedule Page and the age adjustments specified below.  We may offer more favorable rates and other Annuity Benefits.

Year Life Annuity
Payments Begin	Age Setback
2000 - 2009	0
2010 - 2019	1
2020 - 2029	2
2030 - 2039	3
2040 - 2049	4
2050 and later	5

To determine the adjusted age, subtract the Age Setback from the actual age.  For example, for a 67 year old person that will begin receiving life annuity payments in 2028, the adjusted age is 65.  Use the age 65 factor from the Annuity Table.

At the time the Annuity Benefit becomes payable, if no additional Contribution has been received for two (2) Contract Years, and either (i) the monthly annuity payment would be less than $20, or (ii) your current Account Value is less than the Minimum Account Value shown on your Schedule Page, we have the right to pay that amount in a lump sum.

Annuity Payments:  Annuity payments are made monthly starting on the Maximum Retirement Date.  The annuity payments are guaranteed to be no less than the amount provided by the annuity tables.  We may require proof of the Annuitant’s age before making payments.  From time to time, we may require proof that the Annuitant is living.

Minimum Annuity Payment: The Minimum Annuity Payment is specified on your Schedule Page.  The number of payments in a year may be adjusted to maintain this minimum.

Annuity Table:  The Annuity Table disclosed on your Schedule Page shows the guaranteed minimum amount of monthly annuity payment for each $1,000 of the Account Value for the Fixed Annuity Payment Option.  We may, at the time of election of a Fixed Annuity Payment Option, offer more favorable rates in lieu of the guaranteed rate shown in the annuity tables.  The amount of each annuity payment will depend on the Annuitant’s sex and adjusted age on the birthday prior to the date the first annuity payment is due.  In the case of some Qualified Contracts, where required by law, we will use a Unisex Annuity Table. In that situation, the amount of each annuity payment is adjusted to a unisex basis based on a 50/50% split of males and females.

TAX PROVISIONS

Contract Maturity:  For purposes of this Contract, the Maximum Retirement Date means the Contract’s maturity date and the date we will begin making payments under one of our settlement options.   The Annuitant’s Maximum Retirement Date is specified on your Schedule Page.  You may extend the Annuitant’s Maximum Retirement Date at any time after the Contract Date by providing us with Written Notice.  Such change shall not take effect until received by us at our Processing Office.

If this Contract is sold as a Qualified Contract (as defined below), distribution provisions of the endorsement attached to this Contract may extend the Maximum Retirement Date beyond the date specified on your Schedule Page.

Qualified or Non-Qualified Contracts:  Qualified Annuity Contracts are defined under Sections 401(a), 403(b) and 408 of the Code (Qualified Contract).  Non-Qualified Contracts are any contract other than those described under the sections of the Code listed above (Non-Qualified Contract).  We shall administer all Contracts in accordance with all applicable federal tax laws and regulations in effect from time to time (all of which shall govern over any other provisions of the Contract to the contrary), or as otherwise required in our reasonable judgment to maintain the Contract’s status as an annuity under the Code, subject to all applicable legal and regulatory approvals.

GENERAL PROVISIONS

Entire Contract: The entire contract consists of this Contract, including any riders or endorsements.  Changes to this Contract are not valid unless we make them in writing.  They must be signed by one of our Executive Officers.  No agent has the authority to change this Contract or to waive any of its provisions.

Incontestability:  This Contract is incontestable from the Contract Date.

Nonparticipating:  This Contract is nonparticipating.  This means we do not pay dividends on it.  The Contract will not share in our profits or surplus.

Protection of Proceeds and Payments:  To the extent permitted by law, neither the proceeds nor any payments under this Contract shall be subject to the claims of creditors or legal process.

Annual Statement:  You will receive an annual statement that will provide the status of your Contract.

Misstatement of Age or Sex:  If the Annuitant’s age or sex is misstated, payments will be adjusted to the amount that would have been paid at the correct age or sex.  If payments have commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment.  If the misstatement has caused an overpayment, the amount due will be deducted from one or more future payments.

Contract Amendment:  We will amend this Contract from time to time in cases where we are acting to comply with applicable state law and/or regulation or with the United States Internal Revenue Code and/or regulations of the United States Treasury Department, or are acting to maintain the tax-deferred status of this Contract, pursuant to those provisions or regulations.

Assignments:  This Contract may be assigned as collateral or security for a loan.  You may transfer ownership of this Contract before the Maximum Retirement Date, but we will not be bound by an assignment unless it is in writing and we have received it.  Your rights and those of any person referred to in this Contract will be subject to the assignment.  We assume no responsibility for the validity of any assignment.  No amounts payable under this Contract to a payee other than the Owner may be assigned by that payee, nor will they be subject to the claims of creditors or to legal process, except to the extent permitted by law.

Capitalized terms shall have the meaning set forth above or elsewhere in your Contract.

INT 06-04	AnnuiChoice II
	General Contract Terms	(07/31/06)

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CONTRACT SCHEDULE PAGE

PRIMARY OWNER:	{OWNER_FULL_NAME}
JOINT OWNER:	{JOWNER_FULL_NAME}
OWNER’S BENEFICIARY:	Shown on Addendum. Succeeds Primary Owner upon death.
PRIMARY ANNUITANT:	{ANNT_FULL_NAME}
ANNUITANT’S BENEFICIARY:	Shown on Addendum. Receives Death Benefit upon Annuitant’s death.
CONTRACT NUMBER:	{CONTRACT_ID}
CONTRACT DATE:	{EFFDATE}
MAXIMUM RETIREMENT DATE:	Primary Annuitant’s 100th Birthday
CONTRACT TYPE:	{CONTRACT_QUAL_TYPE}
DEATH BENEFIT DATE(S):	Date we receive due proof of Annuitant’s death.
INITIAL CONTRIBUTION:	{CONTRACT_INIT_PREM_AMT}
See Confirmation Notice for Allocation Breakdown

AVAILABLE ACCOUNTS:

VARIABLE ACCOUNTS are offered as Tax-Deferred, Separate Accounts.  The Variable Accounts available on the Contract Date can be found on Page SP-VA of this Contract.  The following restrictions and/or benefits are a continuation of your Contract terms regarding the Variable Accounts:

Separate Account:	II
Withdrawal Restrictions:	Transaction Charges may apply as specifically outlined under Company Charges.
Transfer Restrictions:	(i)	Transaction Charges may apply if annual free number exceeded.
	(ii)	The Owner must adhere to the Company’s excessive trading rules in effect at the time the transfer is requested.

FIXED ACCOUNTS — INTEREST OPTIONS are offered as Tax-Deferred, Separate Accounts.  The following restrictions and/or benefits are a continuation of your Contract terms regarding the Fixed Account:

SYSTEMATIC TRANSER OPTION  (STO):

Separate Account:	GPO — Subaccount STO
Guarantee Periods:	[ %	Six-Month]	[ %	One-Year]
Transfer Restrictions:	(i)	Funds must be systematically transferred to other Available Accounts within a six or twelve-month period, as reasonably determined by the Company.
	(ii)	Each transfer shall be at least $1,000 or, if less, the entire STO Account Value will be transferred.
	(iii)	No transfers from other Available Accounts into a STO will be allowed.

Withdrawal Restrictions:	Transaction Charges may apply as specifically outlined under Company Charges.

2

QUARTERLY RATE OPTION (QRO):

Separate Account:	None — General Account
Guarantee Periods:	[ %	Current Quarter]
Transfer Restrictions:	(i)	Current base interest rate applies to transfers into QRO.
	(ii)	Transaction Charges may apply if annual free number exceeded.
(iii)

Two (2) Round Trips are permitted through the QRO during any twelve (12) month period. A Round Trip is a transfer into or out of the QRO followed by a transfer back into or out of the QRO within thirty (30) days. We reserve the right to restrict further transfers into the QRO if you exceed this limit. We may modify or amend these Transfer Restrictions at any time.

Withdrawal Restrictions:	Transaction Charges may apply as specifically outlined under Company Charges.
Default Renewal Option:

Unless designated in advance, the QRO Account Value at the end of a Guarantee Period will remain in the QRO and will receive a new guaranteed Current Rate. In the event the QRO is no longer available, we will transfer your QRO Account Value to the money market portfolio available under the Variable Account.

3

GUARANTEED RATE OPTIONS (GROs):

Guarantee Periods:

	First 12 Months	Remaining Years
[2-Year Guaranteed Rate Option]	[ %]	[ %]
[3-Year Guaranteed Rate Option]	[ %]	[ %]
[5-Year Guaranteed Rate Option]	[ %]	[ %]
[7-Year Guaranteed Rate Option]	[ %]	[ %]
[10-Year Guaranteed Rate Option]	[ %]	[ %]

Transfer Restrictions:	(i)	A Market Value Adjustment will apply to all transfers prior to the thirty (30) day period prior to Guarantee Period expiration (30-Day Window).
	(ii)	Transfers must be to a Variable Account Option or newly-elected GRO or QRO Guarantee Period at the then Current Rate.
	(iii)	Transaction Charges may apply if number of free transfers is exceeded and transfer occurs outside the 30-Day Window.
	(iv)	Transfers will be made on a first-in first-out basis according to the order in which monies were originally allocated to the GRO.
Withdrawal Restrictions:	(i)	A Market Value Adjustment will apply to all Excess and/or Full Withdrawals outside the 30-Day Window.
	(ii)	Transaction Charges may apply as specifically outlined under Company Charges.
	(iii)	Withdrawals will be made on a first-in first-out basis according to the order in which monies were originally allocated to the GRO.
Default Renewal Option:

Unless designated in advance, the GRO Account Value at the Guarantee Period’s expiration will remain in the GRO and will receive a new guaranteed Current Rate. If the Guarantee Period is not available at renewal, we will transfer your GRO Account Value to the GRO Guarantee Period with the next shortest duration. If there are no Guarantee Periods available with a shorter duration or if no Guarantee Periods are available for renewal under the GRO, we will automatically transfer the GRO Account Value to the money market portfolio available under the Variable Accounts.

MINIMUM INTEREST RATE

The Minimum Interest Rate applicable to the Fixed Accounts available under the Contract shall be [1.00%  - 3.00%] per year.

4

MARKET VALUE  ADJUSTMENT

Market Value Adjustment (applies only to GROs):

Market Value Adjustment Formula:

Market Value Adjustment Factor  = [(1 + A)N/12 / (1+B)N/12] - 1

Where:	A	=	Current Rate on GRO
	B	=

Current Rate Offered on GROs Equal to the Time Remaining in your GRO plus .0025 (factor used to compensate the insurance company for the cost of processing the withdrawal, including the transaction costs of liquidating any assets)

	N	=	Number of whole Months Remaining in the Guarantee Period

The Market Value Adjustment is applied prior to any (i) Full Withdrawal; (ii) Excess Withdrawal; (iii) transfer; or (iv) purchase of an Annuity Benefit from a GRO Account, unless any of the events occur within the 30-Day Window.  The Market Value Adjustment does not apply to GROs with a duration of one (1) year or less.  Further, we do not apply the Market Value Adjustment to the Death Benefit or to a GRO Account Value when Excess Withdrawals are requested and processed inside the 30-Day Window.

The Market Value Adjustment may be a positive or negative adjustment to your GRO Account Value by multiplying the amount requested, minus any Free Withdrawal, by the Market Value Adjustment factor above, calculated on a first-in first-out basis.

The Market Value Adjustment is subject to a floor such that the GRO Account Value, after the Market Value Adjustment is applied, reflects allocations (from your Contribution or transfers), less Previous Partial Withdrawals since the beginning of the Guarantee Period, accumulated at the Guaranteed Minimum Interest Rate, less Continuous Charges (MVA Floor).  Transaction Charges, if applicable, are deducted from the GRO Account after the application of the MVA Floor.

The following is an example of how the Market Value Adjustment affects your Contract Account Value.  If the interest rate at the time of withdrawal, plus a 0.25% adjustment, is higher than the interest rate guaranteed at issue or when the Contribution was received (depending on how the interest is applied), the adjustment will be downward.  If the interest rate at the time of withdrawal, plus a 0.25% adjustment, is lower than the interest rate guaranteed at issue or when the Contribution was received (depending on how the interest is applied), the adjustment will be upward.

5

FREE WITHDRAWAL

Free Withdrawal Amount:	The greater of (i) or (ii) below:

(i)    the Free Withdrawal percentage applied to the Contract Account Value as of the date we process your request for a Partial Withdrawal, less anyFree Withdrawals taken during the current Contract Year; or

(ii)    the Free Withdrawal percentage applied to the Contract Account Value on the previous Contract Anniversary, less any Free Withdrawals taken during the current Contract Year. During the first Contract Year, the Free Withdrawal will be the Free Withdrawal percentage applied to the initial Contribution received on the Contract Date, less any Free Withdrawals taken during the first Contract Year.

The Free Withdrawal is noncumulative and any amount not used in a Contract Year may not be carried forward to future Contract Years. Free Withdrawals do not apply to Full Withdrawals.

Free Withdrawal Percentage:	10%

MINIMUM ACCOUNT BALANCE

Minimum Account Value:	$1,000 before the Maximum Retirement Date.
$5,000 at the time an Annuity Benefit is purchased.
Minimum Annuity Payment:	$100

6

WITHDRAWAL CHARGE AND
MARKET VALUE ADJUSTMENT WAIVERS

Hardship Withdrawal Waiver:  A request for a Hardship Withdrawal Waiver may be made by Written Notice under the Medical Care, Terminal Illness or Unemployment Waiver (as defined below).  Under these circumstances, we will waive any Withdrawal Charges and Market Value Adjustment, if applicable (both upward and downward adjustments) that apply to the Full or Partial Withdrawal requested.  A Partial Withdrawal requested under the Medical Care Hardship Withdrawal must be at least $1,000.

Medical Care Waiver shall apply when the Owner or Joint Owner is confined to a Medical Care Facility (as defined below), at the recommendation of a physician for medically necessary reasons for at least sixty consecutive days.  Full or Partial Withdrawals requested under the Medical Care Hardship Withdrawal must be in writing and must provide proof of confinement stating that (i) the Owner or Joint Owner has been confined for sixty consecutive days prior to the Written Notice, and (ii) the Owner or Joint Owner was not confined for any consecutive seven-day period within one year of the Contract Date.  Written Request for a Medical Care Hardship Withdrawal must be made while still confined in the Medical Care Facility.  Once the Medical Care Hardship Waiver election has been made, no additional Contributions will be accepted under the Contract.

Medical Care Facility shall be defined as a:

(1)                                  hospital licensed, or recognized as a general hospital, by the proper authority of the state in which is it located; or

(2)                                  hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or

(3)                                  facility certified as a hospital by Medicare; or

(4)                                  nursing home licensed by the state having a registered nurse on duty 24 hours a day; or

(5)                                  facility certified by Medicare as a long-term care facility.

Terminal Illness Waiver shall apply when the Owner or Joint Owner becomes Terminally Ill (as defined below).  Proof of such Terminal Illness must be provided which shall include, without limitation, certification by a licensed physician who (i) has examined the Owner or Joint Owner and is qualified to provide such certification, and (ii) is neither the Owner, Joint Owner, the Annuitant or a family member of the Owner, Joint Owner or the Annuitant. We reserve the right to require a second opinion and to have the Owner or Joint Owner examined by a licensed physician of our choosing and at our expense.  If there are conflicting opinions between the examining physicians, the opinion of the Company’s physician will control.  The Terminal Illness must have been detected after the Contract Date.  Written proof must be sent to the Company within ninety-one days after written notice of claim is given to the Company.  If it is not reasonably possible to give such proof within ninety-one days, notice must be given as soon as reasonably possible.

Terminal Illness shall mean:

(1)                                  Any medical conditions which a physician certifies has reduced the Owner or Joint Owner’s expected life span to twenty-four months or less; or

(2)                                  Confinement in a custodial or skilled nursing facility, hospice or similar establishment, or receipt of home health services, or any combination of such confinement or receipt of such services for a period of at least three months, with a physician’s certification that the Owner or Joint Owner is disabled and expected to stay in such nursing facility, hospice or similar establishment or receive home health care services until death.

7

Unemployment Waiver shall mean the Owner or Joint Owner becomes Unemployed for at least one hundred and eighty consecutive days.  Proof of such Unemployment must be provided which shall include, without limitation, a Determination Letter from a State Department of Labor indicating that the Owner or Joint Owner are currently receiving unemployment benefits and have been receiving such benefits for at least one hundred and eighty consecutive days prior to the election of such Unemployment Waiver.  This Unemployment Waiver shall be exercised only once and is not available if any Owner is receiving unemployment benefits one year before the Contract Date.

MRD Withdrawal Waiver:  Minimum Required Distributions (MRD) are Partial Withdrawals required to be distributed under the Internal Revenue Code of 1986, as now or hereafter amended (Code) and affect the withdrawal terms of your Contract.  If your Contract is issued as a Qualified Contract meeting the requirements as a Tax-Sheltered Annuity, an Individual Retirement Annuity, Defined Contribution Plan or Defined Benefit Plan as defined by the Code and further defined by endorsement to your Contract, we will waive Withdrawal Charges and Market Value Adjustment, if applicable (both upward and downward adjustments) that would ordinarily be applied to Excess Withdrawals.

Additional requirements include:

(1)	The Owner must be age 70-1/2 or older;
(2)	The Partial Withdrawal requested cannot exceed the Minimum Required Distribution amount calculated as defined by the Code, and
(3)	the amount is made payable to the Owner.

This waiver does not apply to withdrawals requested to satisfy minimum required distributions from other tax-qualified products (including other tax-qualified contracts issued by the Company) that you may own if you elected the “alternative method” allowed by the Internal Revenue Service.

Spousal Continuation Withdrawal Waiver:  We will waive any remaining Withdrawal Charges applicable to Partial or Full Withdrawals made after Spousal Continuation becomes effective.  For purposes of this waiver, Spousal Continuation is defined under the “Owner Death Distribution Rules   Spousal Continuation” section of your Contract.

Nonspousal Withdrawal Waiver:  We will waive any remaining Withdrawal Charges applicable to  withdrawals made after the Irrevocable Income Payout Option is in effect.  For purposes of this waiver, Nonspousal Continuation is defined under the “Owner-Death Distribution Rules - ” section of your Contract.

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ANNUITY TABLE

ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM

FIXED ANNUITY BENEFIT

WITH 10 YEARS OF PAYMENTS GUARANTEED

(Minimum Monthly Income per $1,000 of Adjusted Account Value)

Based on an Annuity Payout Interest Rate of 1% and the Annuity 2000 Mortality

Table with Projection Scale G on an Adjusted Age basis.

Adjusted Age	Males	Females
60	$3.62	$3.28
61	$3.73	$3.37
62	$3.85	$3.47
63	$3.97	$3.58
64	$4.10	$3.70
65	$4.23	$3.82
66	$4.38	$3.95
67	$4.52	$4.08
68	$4.68	$4.22
69	$4.84	$4.38
70	$5.01	$4.54

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UNISEX ANNUITY TABLE

ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM

FIXED ANNUITY BENEFIT

WITH 10 YEARS OF PAYMENTS GUARANTEED

(Minimum Monthly Income per $1,000 of Adjusted Account Value)

Based on an Annuity Payout Interest Rate of 1% and the Annuity 2000

Mortality Table with Projection Scale G on an Adjusted Age basis.

Adjusted Age	Unisex
60	$3.44
61	$3.54
62	$3.65
63	$3.77
64	$3.89
65	$4.01
66	$4.15
67	$4.29
68	$4.44
69	$4.59
70	$4.76

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STANDARD AND
OPTIONAL ENHANCED DEATH BENEFIT

Before the Maximum Retirement Date, the Death Benefit payable will be the greater of: (i) Standard Death Benefit or (ii) Highest Anniversary Death Benefit, if selected on the Contract Date, plus (iii) Enhanced Earnings Death Benefit, if any, all as described below:

STANDARD DEATH BENEFIT:

The Standard Death Benefit is as follows:

73 years old or younger on the Contract Date:  If the Annuitant was 73 years old or younger on the Contract Date, the amount of the Standard Death Benefit during the first seven (7) Contract Years shall be the Minimum Death Benefit.

The Minimum Death Benefit is equal to the greater of:

(i)            the current Contract Account Value on the Death Benefit Date, or

(ii)           Contributions made, less adjustments for any Partial Withdrawals.

After the end of the seventh (7th) Contract Year, the amount of the Standard Death Benefit includes a 7-Year Step-Up.

The 7-Year Stepped-Up Death Benefit is equal to the greater of:

(i)        the Minimum Death Benefit described above, or

(ii)                    the Contract Account Value at the end of the seventh (7th) Contract Year, plus subsequent Contributions and less adjustments for any subsequent Partial Withdrawals.

Between 74 and 85 years old on the Contract Date:  If the Annuitant was 74 years old but not yet 86 years old on the Contract Date, the Minimum Death Benefit will apply for all Contract Years.

86 years old or older on the Contract Date:  If the Annuitant was 86 years old or older on the Contract Date, the Standard Death Benefit shall be the current Contract Account Value on the Death Benefit Date.

OPTIONAL ENHANCED DEATH BENEFIT:

Highest Anniversary Death Benefit:

[None]

[If the Annuitant was 75 years old or younger on the Contract Date, the Highest Anniversary Death Benefit is your highest Contract Account Value on any Contract Anniversary prior to the deceased Annuitant’s 81st birthday, plus subsequent Contributions received after that Contract Anniversary date and less adjustments for any subsequent Partial Withdrawals received after that Contract Anniversary date.]

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OPTIONAL ENHANCED DEATH BENEFIT (continued):

Enhanced Earnings Death Benefit (EEB):

[None]

[If the Annuitant was 79 years old or younger on the Contract Date, and the Contract Account Value on the Death Benefit Date includes Contract Gain (as described below), we will pay an amount in addition to the Death Benefit described above.  The EEB is calculated using Contract Gain earned between the Contract Date and the Death Benefit Date and multiplying that amount by a percentage (EEB Percentage).  The EEB Percentage applicable to your Contract can be found under the Company Charges - Enhanced Earnings Death Benefit Charges Section of your Schedule Page. If the Contract Gain is zero, no EEB will be payable.

Contract Gain is calculated by taking your Contract Account Value on the Death Benefit Date minus Contributions adjusted for Partial Withdrawals.  If the resulting value is less than zero, then Contract Gain will be set equal to zero for purposes of this Death Benefit calculation.  The Maximum EEB payable equals  150%  of your Contributions adjusted for Partial Withdrawals.  Contributions received after the seventh (7th) Contract Anniversary must be held in the Contract for at least six (6) months prior to the Death Benefit Date in order to be included in the Maximum EEB calculation.]

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COMPANY CHARGES

Continuous Charges:

Annual Administration Charge:

$30 covers some costs of administration, deducted on each Contract Anniversary. The Administration Charge is waived if the Contract Account Value exceeds $75,000 at the time the Administration Charge is deducted.

Daily Mortality and Expense Charge:

1.15% per year of Variable Account Value. Covers mortality and expense risks, and certain administrative costs, deducted from the Variable Account Unit Values every calendar day at an amount equal to an effective annual rate.

Continuous Charges - Optional Death Benefit Charges:

Highest Anniversary Death
Benefit Charge:	[None]

[0.20% per year of Variable Account Values. Covers additional cost for optional death benefit, deducted every calendar quarter at an amount equal to a quarterly rate of .05% of the Account Value from the Variable Account Options.]

Enhanced Earnings Death
Benefit Charge:	[None]

[[Annual Charge] per year of Contract Account Value. Covers additional cost for EEB, deducted every calendar quarter at an amount equal to a quarterly rate of [Quarterly Charge] of the Account Value from the Contract Account Value.]

[The EEB percentage is [Benefit%] if the Primary Annuitant is between the ages of [Issue Age] years old on the Contract Date.]
Transaction Charges:

Transaction Charges are withdrawn from the Account Value as a part of the transaction. A transaction is considered a transfer, Full or Partial Withdrawal, payment of a Death Benefit or purchase of an Annuity Benefit.

Transfer Charge:	$20 after 12 transfers per year.
Pro Rata Administration Charge:

$30 pro rata before the payment of a Full Withdrawal, Death Benefit or selection of an Annuity Benefit. The Administration Charge is waived if the Contract Account Value exceeds $75,000 at the time the Administration Charge is deducted.

Withdrawal Charges:

Number of Full Years	Charge as a % of the
from the Date of Contribution	Contribution Withdrawn
0	8%
1	7.5%
2	7%
3	6%
4	5%
5	4%
6	3%
7	0%

Withdrawal Charges are deducted when there is (1) an Excess Withdrawal, (2) a Full Withdrawal, or (3) a selection of an Annuity Benefit to be paid out over less than five (5) years without any life contingency.  Withdrawal charges are calculated as a percentage of each Contribution withdrawn from the Account Value as a part of the transaction.  The  Withdrawal Charge varies, depending upon the “age” of the Contributions included in the withdrawal [i.e., the number of years that have passed since each Contribution was made].  All Excess and Full Withdrawals are processed on a first-in first-out basis, with the oldest Contributions withdrawn first.

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